Exhibit 99.1

On November 9 2005, the Compensation and Leadership Committee approved the following:

2006 Executive Compensation Terms. 2006 Compensation for several executives, including the following executives in the amounts indicated below:

Name	Salary	Annual Incentive Cash Target	Performance Stock Award*
Dale Gifford	$800,000	$800,000	30,000
Bryan Doyle	$500,000	$375,000	15,000
John Park	$500,000	$350,000	8,611
Perry Brandorff	$470,000	$329,000	12,500
John Ryan	$410,000	$246,000	7,500

Mr. Park, will receive, upon joining the Company, a one-time grant of between 20-25,000 shares of restricted stock, subject to forfeiture based on a 4 year/25% per year vesting requirement. The initial vesting date is September 30, 2006. Mr. Park has the option, to be exercised prior to his first day of work, of receiving a portion of this grant in cash, in which event his restricted stock grant will be the lesser amount. Mr. Park will also receive upon joining the Company a grant of 8,611 shares of restricted stock, subject to forfeiture based on a 4 year/25% per year vesting requirement. The initial vesting date for this grant is July 1, 2006.

For 2006, the Compensation and Leadership Committee of the Company’s Board of Directors established that both individual performance goals and firm wide financial success will be criteria used in determining annual incentive program awards for these executives. Fifty percent (50%) of the annual incentive opportunity will be based on each executive meeting individual performance goals. For Mr. Doyle and Mr. Brandorff, individual performance goals will reflect Outsourcing and Consulting segment results. Fifty percent (50%) of the annual incentive opportunity will be paid based on consolidated business results.

*	Performance stock award to be paid out at targeted number of shares if performance measures are achieved. Actual payout can range from 0-200% of target. Shares are paid out after the end of the Company’s 2008 fiscal year based on the Company’s financial performance for the then last three fiscal years. Performance measures are the Company’s three-year annualized revenue growth and the Company’s three-year cumulative economic profit.

2006 Changes to Annual Director Compensation

Chair of Audit Committee:	$15,000
Chair of Compensation and Leadership Committee:	$10,000
Lead Director:	$5,000

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